Exhibit 99.1

Koppers Holdings Inc.

436 Seventh Avenue Pittsburgh, PA 15219-1800

News Release	Tel 412 227 2001

www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412 227 2118
BallLM@koppers.com

Koppers Announces Reduction of 2013 Profit Guidance

PITTSBURGH, July 15, 2013 – Koppers Holdings Inc. (NYSE: KOP) announced today a reduction in previously communicated 2013 quarterly and annual profit guidance. The company now expects second quarter Adjusted EPS to be in the range of $0.66-$0.70 per share, down from previously communicated guidance of approximately $1.00 per share, and for 2013 Adjusted EPS to be lower than 2012 Adjusted EPS of $3.27 per share.

The company’s second quarter results have been negatively impacted by volatility in demand and pricing for certain products primarily as a result of the depressed economy in Europe. In addition to lower than expected product pricing and profitability from our European operations, sales volumes and prices for phthalic anhydride, carbon pitch, and creosote in North America were negatively impacted by lower priced European imports. Additional factors impacting the company’s phthalic anhydride volumes included unplanned production outages by certain customers and delays in customer orders as a result of anticipated reductions in pricing. Profit for the quarter was also negatively impacted by wet weather in the Eastern United States that reduced demand for certain seasonal products for the Carbon Materials and Chemicals business.

Walter W. Turner, President and CEO of Koppers, said “While the long-term market fundamentals for our core products continue to be attractive on a global basis, the near-term health of those markets has deteriorated further during the second quarter. The volatile economic situation in Europe, which has affected our financial results for the past four quarters, is also impacting our North American markets through increased imports of carbon and chemical products that have placed significant stress on product pricing and volumes.”

Mr. Turner continued, “I am confident that these are short-term issues; however, we expect that the current volatility will continue through the remainder of 2013 and begin to stabilize in 2014. I anticipate that the second half of 2013 will be better than the first half as we continue to implement various initiatives to reduce costs and improve profitability. We are currently working on several projects aimed at both top and bottom line growth and expect to have several announcements during the balance of the year outlining more specific plans.”

The results in this press release are preliminary, and are subject to final closing of the financial statements. The company plans to issue its second quarter results before the markets open on Thursday, August 8, 2013, and to discuss its results on a conference call later that day at 11:00 AM EDT. See the company’s report on Form 8-K filed May 3,

Page 2 – Koppers Announces Reduction of 2013 Profit Guidance

2013 for reconciliations of Net Income Attributable to Koppers to Adjusted Net Income and Diluted Earnings per Share to Adjusted Earnings per Share.

Interested parties may access the live audio broadcast by dialing 877 941 0843 in the United States/Canada, or +1 480 629 9819 for international, Conference ID number 4630443. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the completion of the call at 800 406 7325 or +1 303 590 3030, Conference ID number 4630443. The recording will be available for replay through August 22, 2013.

The live broadcast of the Koppers conference call will be available online:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=4988351. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through August 22, 2013.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.